KKR Registered Advisor LLC

30 Hudson Yards

New York, NY 10001

KKR Real Estate Select Trust Inc.

30 Hudson Yards

New York, NY 10001

Re: Fee Waiver

Ladies and Gentlemen:

KKR Registered Advisor LLC (the “Adviser”) and KKR Real Estate Select Trust Inc. (the “Fund”) are parties to that certain Investment Advisory Agreement, dated as of May 18, 2021 (the “Investment Advisory Agreement”), pursuant to which the Fund is obligated to pay to the Adviser, among other things, a Management Fee calculated at the annualized rate of 1.25% of the average daily value of the Fund’s net assets. Capitalized terms used but not defined herein have the meanings ascribed to them in the Investment Advisory Agreement.

Pursuant to the Investment Advisory Agreement, the Adviser and the Fund entered into a letter agreement (the “Waiver”) dated as of May 18, 2021 confirming a temporary waiver by the Adviser of the Management Fee payable by the Fund, as follows:

The Adviser hereby agrees to temporarily waive its Management Fee from the effective date of the Fund’s registration statement on Form N-2 for its initial offering of common stock until December 31, 2021. The Adviser may, in its sole discretion and at any time (including prior to December 31, 2021), elect to extend, terminate or modify its temporary waiver upon written notice to the Fund.

This written notice (the “Notice”), dated as of __________, provided pursuant to the terms of the Waiver, hereby confirms the Adviser’s prior communication of its intent to extend and modify the temporary waiver as follows:

The Adviser has voluntarily agreed to provide a Management Fee waiver from January 1, 2022 through June 30, 2022, during which time the Adviser will receive a Management Fee at an annual rate of 0.625% of the average daily value of the Fund’s net assets. Effective July 1, 2022, the Adviser’s agreements to temporarily waive all or a portion of its Management Fee will terminate and the Adviser will receive a Management Fee at an annual rate of 1.25% of the average daily value of the Fund’s net assets.

This Notice is effective beginning January 1, 2022.

KKR Registered Advisor LLC

By:	/s/ Jason Carss
Name:	Jason Carss
Title:	Assistant Secretary

Acknowledged and Accepted:

KKR Real Estate Select Trust Inc.

By:	/s/ Michael Nguyen
Name:	Michael Nguyen
Title:	Interim Chief Legal Officer and Secretary